AFL-CIO 485BPOS

 Exhibit 99.(i)(l)

2900 K Street NW North Tower - Suite 200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax www.kattenlaw.com

April 28, 2017

AFL-CIO Housing Investment Trust

2401 Pennsylvania Avenue, N.W., Suite 200

Washington, D.C. 20037

Re:   AFL-CIO Housing Investment Trust, Units of Beneficial Interest

Ladies and Gentlemen:

We have acted as counsel to the AFL-CIO Housing Investment Trust, a District of Columbia common law trust (the “Trust”), on behalf of its series, Series A - AFL-CIO Housing Investment Trust (the “Fund”), in connection with the Trust’s Post-Effective Amendment No. 69 under the Securities Act of 1933, as amended, and Amendment No. 72 under the Investment Company Act of 1940, as amended, to the Trust’s Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on or about April 28, 2017 (collectively, the “Registration Statement”), with respect to the Units of Beneficial Interest in the Fund (the “Units”).

In connection with this opinion, we have examined the following described documents:

(a)       the prospectus, statement of additional information and statement of other information included in the Registration Statement;

(b)       a copy of the Trust’s Declaration of Trust and each amendment thereto (the “Declaration”); and

(c)       a certificate executed by the General Counsel of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws and certain votes of the Trustees of the Trust (the “Resolutions”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Trust’s Declaration, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Units and will be in full force and effect on the date of the issuance of such Units. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

April 28, 2017 Page 2

This opinion is limited solely to the internal substantive laws of the District of Columbia (other than the District of Columbia securities laws, as to which we express no opinion) as applied by courts in the District of Columbia to the extent such laws may apply to or govern the matters covered by this opinion. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the District of Columbia, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and, upon such other investigations as we have deemed necessary, please be advised that it is our opinion that the Units, when issued and sold in accordance with the Trust’s Declaration and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, owners or holders of Units may under certain circumstances be held personally liable for the Trust’s obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

Katten Muchin Rosenman LLP